UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2021

Flagstar Bancorp, Inc.

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of principal executive offices)	(Zip code)

(248) 312-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock	FBC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

On April 26, 2021, Flagstar Bancorp, Inc. (the “Company”) issued a press release regarding its preliminary results of operations and financial condition for the three months ended March 31, 2021. The text of the press release is furnished as Exhibit 99.1 to this report. The Company will include final financial statements and additional analyses for the three months ended March 31, 2021 as part of its Quarterly Report on Form 10-Q.

On April 26, 2021, the Company will hold a conference call to review first quarter 2021 earnings. A copy of the slide presentation to be used by the Company on the conference call is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibits

99.1	Press release of Flagstar Bancorp, Inc. dated April 26, 2021

99.2	Flagstar Bancorp, Inc. Conference Call Presentation Slides - Earnings Presentation First Quarter

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: April 26, 2021	By:	/s/ James K. Ciroli
James K. Ciroli
Executive Vice President and Chief Financial Officer

EXHIBIT 99.1

NEWS RELEASE For more information, contact: Kenneth Schellenberg FBCInvestorRelations@flagstar.com (248) 312-5741

Flagstar Bancorp Reports First Quarter 2021 Net Income of $149 million, or $2.80 Per Diluted Share

Key Highlights - First Quarter 2021

•	Posted adjusted net income of $176 million, or $3.31 per diluted share, excluding the $35 million expense for the final settlement of Department of Justice legacy liability.

•	Generated net interest income of $189 million, with net interest margin up 4 basis points.

•	Produced mortgage revenue of $227 million as fallout adjusted locks stayed strong.

•	Maintained solid asset quality with low levels of nonperforming loans and net charge-offs coupled with a $16 million recovery of a previously charged-off loan.

•	Achieved $41.77 in tangible book value per share – an 8 percent increase from prior quarter.

TROY, Mich., April 26, 2021 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, today reported first quarter 2021 net income of $149 million, or $2.80 per diluted share, compared to fourth quarter 2020 net income of $154 million, or $2.83 per diluted share and first quarter 2020 net income of $46 million, or $0.80 per diluted share. On an adjusted basis, Flagstar reported net income of $176 million, or $3.31 per diluted share, for the first quarter 2021.

“Today, I am pleased to announce that we have entered into an agreement for a strategic partnership with New York Community Bank,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp. “This is a unique opportunity, and the partnership positions us well for continued expansion and accelerated growth as we leverage complementary business models to achieve the scale necessary to aggressively invest in our key businesses. The combination allows us to build from a safe and profitable base, by tapping into the deep industry knowledge and diverse skillsets of each organization to deliver even stronger financial results and drive increased long-term shareholder value.”

“As for our financial performance for the quarter, we posted impressive results, continuing our string of strong quarterly performances from last year. All our business segments combined to produce robust growth in tangible book value, resulting in a bank that is stronger and well positioned to continue generating shareholder value.”

“Banking delivered solid numbers for the quarter as net interest margin improved 4 basis points to 2.82 percent, with net interest income totaling $189 million and adjusted net interest margin at 3.02 percent, up slightly from the prior quarter. We continue to focus on lending into lower-risk asset classes while maintaining balance sheet flexibility. This strategy has produced consistent results from our banking business while protecting our exposure to credit risk.”

“Credit remained strong with low levels of nonperforming loans and net charge-offs, even after excluding the large recovery. Given our strong asset quality and an improved forecast for our macroeconomic environment, we were able to release $15 million of our allowance for credit losses while maintaining a strong coverage ratio of 3.1 percent, similar to the fourth quarter 2020.”

“We closed the quarter servicing and subservicing over 1.1 million loans, up 6 percent from the prior quarter as we boarded over 100,000 non-Flagstar originated loans to the portfolio in the quarter. This is a testament to our business model, the quality of the service delivered, and the strength of the relationships we have developed with our subservicing partners.”

“Our mortgage team delivered another strong quarter, posting mortgage revenues of $227 million. The team leveraged our multi-channel mortgage platform to grow fallout adjusted locks by 3 percent. We were pleased with how well our margins held up, averaging 1.84 percent for the quarter. Our results demonstrate the team’s ability to remain opportunistic and execute skillfully in an operating environment that is ever changing.”

“It was a strong start to the year as we continued to generate value for our shareholders, despite the uncertainties we face in everything from regulation to the interest rate environment. With our ability to originate mortgages in multiple channels, our asset-sensitive balance sheet, our strong ACL coverage, and our demonstrated power to generate capital, we are well positioned to flex our business to take advantage of whatever may come our way… and to find success whatever the environment may be.”

Income Statement Highlights

	Three Months Ended

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollars in millions, except per share data)
Net interest income	$189	$189	$180	$168	$148
(Benefit) provision for credit losses	(28)	2	32	102	14
Noninterest income	324	332	448	375	154
Noninterest expense	347	314	301	293	232

Income before income taxes	194	205	295	148	56
Provision for income taxes	45	51	73	32	10

Net income	$149	$154	$222	$116	$46

Income per share:
Basic	$2.83	$2.86	$3.90	$2.04	$0.80
Diluted	$2.80	$2.83	$3.88	$2.03	$0.80

Adjusted Income Statement Highlights (Non-GAAP)(1)

	Three Months Ended

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollars in millions, except per share data)
Net interest income	$189	$189	$180	$168	$148
(Benefit) provision for credit losses	(28)	2	32	102	14
Noninterest income	324	332	448	375	154
Noninterest expense	312	314	301	293	232

Income before income taxes	229	205	295	148	56
Provision for income taxes	53	51	73	32	10

Net income	$176	$154	$222	$116	$46

Income per share:
Basic	$3.34	$2.86	$3.90	$2.04	$0.80
Diluted	$3.31	$2.83	$3.88	$2.03	$0.80

(1)	See Non-GAAP Reconciliation for further information.

Key Ratios
	Three Months Ended

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Net interest margin	2.82%	2.78%	2.78%	2.86%	2.81%
Adjusted net interest margin (1)	3.02%	2.98%	2.94%	2.88%	2.81%
Return on average assets	2.0%	2.1%	3.1%	1.8%	0.8%
Return on average common equity	25.7%	27.6%	41.5%	23.5%	9.8%
Efficiency ratio	67.7%	60.4%	47.9%	54.1%	76.9%
HFI loan-to-deposit ratio	74.4%	74.5%	75.9%	76.7%	74.9%
Adjusted HFI loan-to-deposit ratio (2)	66.3%	69.8%	74.8%	85.4%	86.3%

(1)	Excludes loans with government guarantees available for repurchase. See Non-GAAP Reconciliation for further information.
(2)	Excludes warehouse loans and custodial deposits. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights

	Three Months Ended					% Change

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Seq	Yr/Yr

	(Dollars in millions)
Average interest-earning assets	$27,178	$27,100	$25,738	$23,692	$21,150	—%	29%
Average loans held-for-sale (LHFS)	7,464	5,672	5,602	5,645	5,248	32%	42%
Average loans held-for-investment (LHFI)	14,915	15,703	14,839	13,596	11,823	(5)%	26%
Average total deposits	20,043	21,068	19,561	17,715	15,795	(5)%	27%

Net Interest Income

Net interest income in the first quarter was $189 million, flat as compared to the fourth quarter 2020. The results primarily reflect higher loans held-for-sale average balances, full quarter of impact from extinguishment of senior notes and the impact of lower rates on deposits, offsetting the impact of lower average balances and yields on loans-held-for-investment.

The net interest margin in the first quarter was 2.82 percent, a 4 basis point increase from the prior quarter. Excluding the impact from the loans with government guarantees that have not been repurchased and do not accrue interest, adjusted net interest margin expanded 4 basis points to 3.02 percent in the first quarter, compared to adjusted net interest margin of 2.98 percent in the prior quarter. The increase in the net interest margin was primarily driven by lower rates on deposits and impact from the early redemption of the senior notes due July 15, 2021. Retail banking deposit rates decreased 5 basis points driven by the expiration of promotional rates on some of our savings deposits and the maturity of higher cost time deposits.

Loans held-for-investment averaged $14.9 billion for the first quarter, decreasing $0.8 billion (5 percent) from the prior quarter. The decrease was primarily driven by $0.6 billion (8 percent) lower average warehouse loan balances consistent with the volume decrease in the overall mortgage market and $0.3 billion (6 percent) lower average consumer loans, primarily attributable to a decrease in our residential first mortgage portfolio as loans pay off.

Average total deposits were $20.0 billion in the first quarter, decreasing $1.0 billion (5 percent) from the fourth quarter 2020. Average custodial deposits decreased $1.3 billion (16 percent) primarily driven by a decrease in refinance activity, more than offsetting $0.3 billion higher average retail banking and government deposits.

Provision for Credit Losses

The benefit for credit losses was $28 million for the first quarter, as compared to a $2 million provision for the fourth quarter 2020, reflecting the impact from improved economic forecasts and $13 million of net recoveries during the quarter. The net recoveries for the quarter were driven by a $16 million recovery on a previously charged-off commercial loan. Excluding the $16 million recovery, the net charge-off ratio remained low for the quarter at only 8 basis points of LHFI. Despite the reserve release, our coverage ratio remained relatively flat as compared to the prior quarter. Although our economic forecasts are improved, we continue to believe that uncertainty persists regarding the economic recovery, especially as it affects consumer loan forbearance and the commercial real estate sector.

Noninterest Income

Noninterest income decreased $8 million to $324 million in the first quarter, as compared to $332 million for the fourth quarter 2020, primarily due to lower mortgage revenues and loan fees and charges.

First quarter net gain on loan sales decreased $5 million, to $227 million, as compared to $232 million in the fourth quarter 2020. Fallout-adjusted locks increased $0.3 billion, or 3 percent, to $12.3 billion and we maintained strong gain on sale margins that decreased only 9 basis points, to 1.84 percent for the first quarter 2021, as compared to 1.93 percent for the fourth quarter 2020.

Net return on mortgage servicing rights was $0.4 million in the first quarter 2021, consistent with the net return for the fourth quarter 2020. Refinance activity remained elevated compared to historical norms as favorable mortgage rates persisted during the quarter impacting prepayment speeds and overall net return on mortgage servicing rights.

Loan fees and charges decreased $6 million, to $42 million for the first quarter, compared to $48 million for the fourth quarter 2020, primarily due to a decrease in the number of loans being boarded in the first quarter and lower revenue associated with loans in forbearance.

Mortgage Metrics

	As of/Three Months Ended					Change (% / bps)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1) (2)	$12,300	$12,000	$15,000	$13,800	$11,200	3%	11%
Mortgage loans closed (1)	$13,800	$13,100	$14,400	$12,200	$8,600	5%	61%
Net margin on mortgage rate lock commitments (fallout-adjusted) (2)	1.84%	1.93%	2.31%	2.19%	0.80%	(9)	104
Net gain on loan sales	$227	$232	$346	$303	$90	(2)%	N/M
Net return (loss) on mortgage servicing rights (MSR)	$—	$—	$12	$(8)	$6	N/M	N/M
Gain on loan sales + net return on the MSR	$227	$232	$358	$295	$96	(2)%	N/M
Loans serviced (number of accounts - 000’s) (3)	1,148	1,085	1,105	1,042	1,082	6%	6%
Capitalized value of MSRs	1.06%	0.86%	0.85%	0.87%	0.95%	20	11
N/M - Not meaningful

(1) Rounded to the nearest hundred million

(2)   Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(3) Includes loans serviced for Flagstar’s own loan portfolio, serviced for others, and subserviced for others.

Noninterest Expense

Noninterest expense increased to $347 million for the first quarter, compared to $314 million for the fourth quarter 2020.

Excluding the $35 million expense related to the DOJ settlement liability, noninterest expenses were $312 million for the first quarter, or a $2 million decrease compared to the fourth quarter 2020. The decrease in noninterest expense primarily reflects lower commissions, primarily in the third party originations (TPO) channel, and expenses in the prior quarter associated with the early redemption of the senior notes and a secondary offering which did not reoccur in the first quarter. This more than offset the impact from an increase in performance driven incentives.

Mortgage expenses were $148 million for the first quarter, a decrease of $1 million compared to the prior quarter. The ratio of mortgage noninterest expense to closings – our mortgage expense ratio – was 1.07 percent, a decrease of 7 basis points quarter over quarter, primarily driven by lower revenue-based TPO-related commissions that were impacted by a decrease in TPO channel revenue and the fact that the prior quarter included higher annual payout factor which did not reoccur.

The efficiency ratio was 68 percent for the first quarter, as compared to 60 percent for the fourth quarter 2020. Excluding the $35 million expense related to the DOJ settlement liability, the adjusted efficiency ratio was 61 percent for the first quarter.

Income Taxes

The first quarter provision for income taxes totaled $45 million, with an effective tax rate of 23.0 percent, compared to $51 million and an effective tax rate of 24.8 percent for the fourth quarter 2020. Our effective tax rate decreased slightly primarily due to the prior quarter including a non-recurring tax impact of $2 million from the sale of stock by a shareholder that formerly held more than 50 percent of our outstanding shares.

Asset Quality

Credit Quality Ratios

	As of/Three Months Ended					Change (% / bps)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Seq	Yr/Yr
	(Dollars in millions)
Allowance for credit losses (1)	$265	$280	$280	$250	$152	(5)%	74%
Credit reserves to LHFI	1.78%	1.73%	1.70%	1.69%	1.10%	5	68
Credit reserves to LHFI excluding warehouse	3.11%	3.20%	3.07%	2.60%	1.54%	(9)	157
Net (recoveries) charge-offs	$(13)	$2	$2	$3	$2	N/M	N/M
Total nonperforming LHFI and TDRs	$60	$56	$45	$33	$29	7%	N/M
Net (recoveries) charge-offs to LHFI ratio (annualized)	(0.35)%	0.04%	0.05%	0.11%	0.08%	(39)	(43)
Ratio of nonperforming LHFI and TDRs to LHFI	0.40%	0.34%	0.28%	0.22%	0.21%	6	19
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (2):
Residential first mortgage	0.31%	0.11%	0.07%	0.26%	0.08%	20	23
Home equity and other consumer	0.16%	0.06%	0.23%	0.28%	0.28%	10	(12)
Commercial real estate	(0.01)%	—%	(0.01)%	0.01%	(0.01)%	(1)	—
Commercial and industrial	(4.12)%	0.21%	0.06%	0.08%	0.09%	(433)	(421)
N/M - Not meaningful

(1)	Includes the allowance for loan losses and the reserve on unfunded commitments.
(2)	Excludes loans carried under the fair value option.

The allowance for credit losses was $265 million and covered 1.78 percent of loans held-for-investment at March 31, 2021, a 5 basis point increase from December 31, 2020. Excluding warehouse loans, the allowance coverage ratio was 3.11 percent, a 9 basis point decrease from December 31, 2020.

Net recoveries in the first quarter 2021 were $13 million, compared to $2 million of net charge-offs in the prior quarter. Excluding the $16 million commercial loan recovery, net charge-offs for the first quarter were a nominal 8 basis points of LHFI, compared to 4 basis points in the prior quarter.

Nonperforming loans and troubled debt restructurings (TDRs) were $60 million and our ratio of nonperforming loans and TDRs to loans held-for-investment was 40 basis points at March 31, 2021, a 6 basis point increase compared to December 31, 2020 with 3 basis points of that increase due to a $1.3 billion decrease in LHFI balances. At March 31, 2021, early stage loan delinquencies totaled $15 million, or 10 basis points, of total loans, compared to $36 million, or 22 basis points, at December 31, 2020.

Capital

Capital Ratios (Bancorp)

						Change (% / bps)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Seq	Yr/Yr
Tier 1 leverage (to adj. avg. total assets)	8.11%	7.71%	8.04%	7.76%	8.09%	40	2
Tier 1 common equity (to RWA)	10.31%	9.15%	9.21%	9.11%	9.17%	116	114
Tier 1 capital (to RWA)	11.45%	10.23%	10.31%	10.33%	10.52%	122	93
Total capital (to RWA)	13.18%	11.89%	11.29%	11.32%	11.18%	129	200
Tangible common equity to asset ratio (1)	7.48%	6.58%	6.90%	6.58%	6.25%	90	123
Tangible book value per share (1)	$41.77	$38.80	$35.60	$31.74	$29.52	8%	41%

(1)	See Non-GAAP Reconciliation for further information.

The Company maintained a solid capital position with regulatory ratios above current regulatory quantitative guidelines for “well capitalized” institutions. The capital ratios are impacted by a 100 percent risk-weighting of the warehouse loan portfolio – the largest component of the Company’s held-for-investment portfolio. Adjusting the risk-weighting of warehouse loans to 50 percent, because of the historically low level of losses from this loan portfolio and the fact that the portfolio is fully collateralized with assets that would receive a 50 percent risk weighting, the Company would have had a Tier 1 common equity ratio of 11.89 percent and a total risk-based capital ratio of 15.20 percent at March 31, 2021.

Importantly, tangible book value per share grew to $41.77, up $2.97, or 8 percent from last quarter.

Earnings Conference Call

As a result of the entry into a merger agreement with New York Community Bank, there will be a joint investor conference call to discuss the transaction and first quarter earnings at 8:30 A.M. Eastern Time today. To listen to the call live, please dial (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls). A replay will be available through 11:59 p.m. on April 30, 2021 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13719339. The live call will be simultaneously webcast at ir.mynycb.com and flagstar.com. The Company has cancelled its originally scheduled earnings conference call on Thursday, April 29, 2021.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $29.4 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 158 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 87 retail locations in 27 states. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $247.4 billion of loans representing over 1.1 million borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to NYCB’s and Flagstar’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; NYCB’s and Flagstar’s estimates of future costs and benefits of the actions each company may take; NYCB’s and Flagstar’s assessments of probable losses on loans; NYCB’s and Flagstar’s assessments of interest rate and other market risks; and NYCB’s and Flagstar’s ability to achieve their respective financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; NYCB and Flagstar do not assume any duty, and do not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of NYCB and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among NYCB, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against NYCB or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of NYCB or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of NYCB; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; NYCB’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of NYCB and Flagstar; and the other factors discussed in the “Risk Factors” section NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other reports NYCB files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of NYCB’s website, https://ir.mynycb.com, under the heading “Financial Information,” and in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Flagstar’s other filings with SEC, which are available at http://www.sec.gov and in the “Documents” section of Flagstar’s website, https://investors.flagstar.com.

Important Information and Where You Can Find It

This press release may be deemed to be solicitation material in respect of the proposed transaction by NYCB and Flagstar. In connection with the proposed transaction, NYCB will file with the SEC a registration statement on Form S-4 to register the shares of NYCB’s capital stock to be issued in connection with the proposed transaction. The registration statement will include a prospectus of NYCB and a joint proxy statement of NYCB and Flagstar, which will be sent to the stockholders of NYCB and shareholders of Flagstar seeking certain approvals related to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NYCB AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NYCB, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about NYCB and Flagstar, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by NYCB can also be obtained, without charge, by directing a request to Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone (248-312-5741).

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

NYCB, Flagstar, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding NYCB’s directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar’s directors and executive officers is available in its definitive proxy statement for its 2021 annual shareholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Flagstar Bancorp, Inc.

Consolidated Statements of Financial Condition

(Dollars in millions)

(Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash	$106	$251	$216
Interest-earning deposits	343	372	126

Total cash and cash equivalents	449	623	342
Securitized HFS loans not sold	—	—	2,058
Investment securities available-for-sale	1,764	1,944	2,446
Investment securities held-to-maturity	319	377	554
Loans held-for-sale	7,087	7,098	4,389
Loans held-for-investment	14,887	16,227	13,795
Loans with government guarantees	2,457	2,516	814
Less: allowance for loan losses	(241)	(252)	(132)

Total loans held-for-investment and loans with government guarantees, net	17,103	18,491	14,477
Mortgage servicing rights	428	329	223
Federal Home Loan Bank stock	377	377	306
Premises and equipment, net	393	392	413
Goodwill and intangible assets	155	157	167
Other assets	1,374	1,250	1,430

Total assets	$29,449	$31,038	$26,805

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$10,798	$9,458	$6,551
Interest-bearing deposits	8,622	10,515	9,501

Total deposits	19,420	19,973	16,052
Short-term Federal Home Loan Bank advances and other	2,745	3,900	5,841
Long-term Federal Home Loan Bank advances	1,200	1,200	1,000
Other long-term debt	396	641	493
Loans with government guarantee repurchase options	1,780	1,851	52
Other liabilities	1,550	1,272	1,525

Total liabilities	27,091	28,837	24,963
Stockholders’ Equity
Common stock	1	1	1
Additional paid in capital	1,350	1,346	1,487
Accumulated other comprehensive income	54	47	31
Retained earnings	953	807	323

Total stockholders’ equity	2,358	2,201	1,842

Total liabilities and stockholders’ equity	$29,449	$31,038	$26,805

Flagstar Bancorp, Inc.

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share data)

(Unaudited)

						Change compared to:
	Three Months Ended					4Q20		1Q20
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$208	$212	$206	$201	$201	$(4)	(2)%	$7	3%
Total interest expense	19	23	26	33	53	(4)	(17)%	(34)	(64)%

Net interest income	189	189	180	168	148	—	—%	41	28%
(Benefit) provision for credit losses	(28)	2	32	102	14	(30)	N/M	(42)	N/M

Net interest income after (benefit) provision for credit losses	217	187	148	66	134	30	16%	83	62%

Noninterest Income
Net gain on loan sales	227	232	346	303	90	(5)	(2)%	137	N/M
Loan fees and charges	42	48	41	38	23	(6)	(13)%	19	83%
Net return (loss) on the mortgage servicing rights	—	—	12	(8)	6	—	N/M	(6)	N/M
Loan administration income	27	25	26	21	12	2	8%	15	N/M
Deposit fees and charges	8	8	8	7	9	—	—%	(1)	(11)%
Other noninterest income	20	19	15	14	14	1	5%	6	43%

Total noninterest income	324	332	448	375	154	(8)	(2)%	170	110%

Noninterest Expense
Compensation and benefits	144	125	123	116	102	19	15%	42	41%
Occupancy and equipment	46	44	47	44	41	2	5%	5	12%
Commissions	62	70	72	61	29	(8)	(11)%	33	N/M
Loan processing expense	21	24	20	22	17	(3)	(13)%	4	24%
Legal and professional expense	8	11	9	5	6	(3)	(27)%	2	33%
Federal insurance premiums	6	5	6	7	6	1	20%	—	—%
Intangible asset amortization	3	3	3	4	3	—	—%	—	—%
Other noninterest expense	57	32	21	34	28	25	78%	29	N/M

Total noninterest expense	347	314	301	293	232	33	11%	115	50%

Income before income taxes	194	205	295	148	56	(11)	(5)%	138	246%
Provision for income taxes	45	51	73	32	10	(6)	(12)%	35	N/M

Net income	$149	$154	$222	$116	$46	$(5)	(3)%	$103	224%

Income per share
Basic	$2.83	$2.86	$3.90	$2.04	$0.80	$(0.03)	(1)%	$2.03	N/M
Diluted	$2.80	$2.83	$3.88	$2.03	$0.80	$(0.03)	(1)%	$2.00	N/M

Cash dividends declared	$0.06	$0.05	$0.05	$0.05	$0.05	$0.01	20%	$0.01	20%
N/M - Not meaningful

Flagstar Bancorp, Inc.

Summary of Selected Consolidated Financial and Statistical Data

(Dollars in millions, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Selected Mortgage Statistics (1):
Mortgage rate lock commitments (fallout-adjusted) (2)	$12,300	$12,000	$11,200
Mortgage loans closed	$13,800	$13,100	$8,600
Mortgage loans sold and securitized	$13,700	$12,000	$7,500
Selected Ratios:
Interest rate spread (3)	2.55%	2.44%	2.31%
Net interest margin	2.82%	2.78%	2.81%
Net margin on loans sold and securitized	1.65%	1.92%	1.19%
Return on average assets	1.98%	2.08%	0.78%
Adjusted return on average assets (4) (5)	2.34%	2.08%	0.78%
Return on average common equity	25.73%	27.58%	9.82%
Return on average tangible common equity (5)	27.99%	30.13%	11.46%
Adjusted return on average tangible common equity (4) (5)	32.98%	30.13%	11.46%
Efficiency ratio	67.7%	60.4%	76.9%
Adjusted efficiency ratio (4)	60.8%	59.1%	76.9%
Common equity-to-assets ratio (average for the period)	7.71%	7.54%	7.92%
Average Balances:
Average interest-earning assets	$27,178	$27,100	$21,150
Average interest-bearing liabilities	$15,011	$13,782	$14,480
Average stockholders’ equity	$2,319	$2,235	$1,854

(1)	Rounded to nearest hundred million.
(2)

Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(4)	See Non-GAAP Reconciliation for further information.
(5)	Excludes goodwill, intangible assets and the associated amortization. See Non-GAAP Reconciliation for further information.

	March 31, 2021	December 31, 2020	March 31, 2020
Selected Statistics:
Book value per common share	$44.71	$41.79	$32.46
Tangible book value per share (1)	$41.77	$38.80	$29.52
Number of common shares outstanding	52,752,600	52,656,067	56,729,789
Number of FTE employees	5,418	5,214	4,415
Number of bank branches	158	158	160
Ratio of nonperforming assets to total assets (2)	0.23%	0.21%	0.14%
Common equity-to-assets ratio	8.01%	7.09%	6.87%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	33.2	34.3	38.8
Capitalized value of mortgage servicing rights	1.06%	0.86%	0.95%

(1)	Excludes goodwill and intangibles. See Non-GAAP Reconciliation for further information.
(2)	Ratio excludes LHFS.

Average Balances, Yields and Rates

(Dollars in millions)

(Unaudited)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$7,464	$53	2.83%	$5,672	$42	2.99%	$5,248	$49	3.72%
Loans held-for-investment
Residential first mortgage	2,132	17	3.20%	2,353	19	3.23%	3,062	27	3.51%
Home equity	820	7	3.50%	890	8	3.69%	1,019	12	4.73%
Other	1,040	12	4.79%	1,001	13	5.15%	816	12	5.77%

Total consumer loans	3,992	36	3.68%	4,244	40	3.78%	4,897	51	4.14%
Commercial real estate	3,042	26	3.36%	3,064	27	3.40%	2,949	34	4.61%
Commercial and industrial	1,486	13	3.53%	1,447	13	3.55%	1,667	19	4.52%
Warehouse lending	6,395	64	4.00%	6,948	71	3.99%	2,310	25	4.30%

Total commercial loans	10,923	103	3.76%	11,459	111	3.78%	6,926	78	4.48%

Total loans held-for-investment	14,915	139	3.73%	15,703	151	3.78%	11,823	129	4.34%
Loans with government guarantees	2,502	4	0.56%	2,478	5	0.73%	811	3	1.38%
Investment securities	2,210	12	2.21%	2,493	14	2.27%	3,060	19	2.47%
Interest-earning deposits	87	—	0.14%	754	—	0.11%	208	1	1.75%

Total interest-earning assets	27,178	$208	3.06%	27,100	$212	3.09%	21,150	$201	3.78%
Other assets	2,887			2,537			2,263

Total assets	$30,065			$29,637			$23,413

Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,852	$—	0.07%	$1,842	$—	0.07%	$1,587	$3	0.75%
Savings deposits	3,945	1	0.14%	3,847	2	0.20%	3,384	9	1.07%
Money market deposits	685	—	0.06%	693	—	0.07%	687	1	0.32%
Certificates of deposit	1,293	4	0.96%	1,415	5	1.18%	2,254	12	2.24%

Total retail deposits	7,775	5	0.25%	7,797	7	0.33%	7,912	25	1.28%
Government deposits	1,773	1	0.22%	1,579	1	0.26%	1,131	3	1.15%
Wholesale deposits and other	1,031	4	1.59%	1,010	4	1.69%	581	4	2.39%

Total interest-bearing deposits	10,579	10	0.38%	10,386	12	0.46%	9,624	32	1.33%
Short-term FHLB advances and other	2,779	1	0.17%	1,598	1	0.20%	3,566	12	1.35%
Long-term FHLB advances	1,200	3	1.03%	1,200	3	1.03%	794	3	1.29%
Other long-term debt	453	5	4.11%	598	7	4.47%	496	6	5.33%

Total interest-bearing liabilities	15,011	19	0.51%	13,782	23	0.65%	14,480	53	1.46%
Noninterest-bearing deposits
Retail deposits and other	2,270			2,155			1,395
Custodial deposits (1)	7,194			8,527			4,776

Total noninterest-bearing deposits	9,464			10,682			6,171
Other liabilities	3,271			2,938			908
Stockholders’ equity	2,319			2,235			1,854

Total liabilities and stockholders’ equity	$30,065			$29,637			$23,413

Net interest-earning assets	$12,167			$13,318			$6,670

Net interest income		$189			$189			$148

Interest rate spread (2)			2.55%			2.44%			2.31%

Net interest margin (3)			2.82%			2.78%			2.81%

Ratio of average interest-earning assets to interest-bearing liabilities			181.1%			196.6%			146.1%

Total average deposits	$20,043			$21,068			$15,795

(1)	Approximately 80 percent of custodial deposits from loans subserviced which pay interest is recognized as an offset in net loan administration income.
(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share

(Dollars in millions, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2021	December 31 2020	March 31, 2020
Net income	$149	$154	$46
Weighted average common shares outstanding	52,675,562	53,912,584	56,655,865
Stock-based awards	622,241	431,382	534,058

Weighted average diluted common shares	53,297,803	54,343,966	57,189,923

Basic earnings per common share	$2.83	$2.86	$0.80
Stock-based awards	(0.03)	(0.03)	—

Diluted earnings per common share	$2.80	$2.83	$0.80

Regulatory Capital - Bancorp

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,423	8.11%	$2,270	7.71%	$1,879	8.09%

Total adjusted avg. total asset base	$29,881		$29,444		$23,212

Tier 1 common equity (to risk weighted assets)	$2,183	10.31%	$2,030	9.15%	$1,639	9.17%
Tier 1 capital (to risk weighted assets)	$2,423	11.45%	$2,270	10.23%	$1,879	10.52%
Total capital (to risk weighted assets)	$2,790	13.18%	$2,638	11.89%	$1,997	11.18%

Risk-weighted asset base	$21,164		$22,190		$17,863

Regulatory Capital - Bank

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,523	8.45%	$2,390	8.12%	$1,900	8.19%

Total adjusted avg. total asset base	$29,866		$29,437		$23,194

Tier 1 common equity (to risk weighted assets)	$2,523	11.93%	$2,390	10.77%	$1,900	10.64%
Tier 1 capital (to risk weighted assets)	$2,523	11.93%	$2,390	10.77%	$1,900	10.64%
Total capital (to risk weighted assets)	$2,740	12.96%	$2,608	11.75%	$2,019	11.30%

Risk-weighted asset base	$21,141		$22,194		$17,857

Loans Serviced

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$197,053	921,126	$178,606	867,799	$193,037	916,989
Serviced for others (3)	40,402	160,511	38,026	151,081	23,439	102,338
Serviced for own loan portfolio (4)	9,965	66,363	10,079	66,519	8,539	63,085

Total loans serviced	$247,420	1,148,000	$226,711	1,085,399	$225,015	1,082,412

(1)	UPB, net of write downs, does not include premiums or discounts.
(2)	Loans subserviced for a fee for non-Flagstar owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)	Loans for which Flagstar owns the MSR.
(4)	Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
Consumer loans
Residential first mortgage	$1,998	13.4%	$2,266	14.0%	$2,964	21.5%
Home equity	781	5.2%	856	5.3%	1,028	7.5%
Other	1,049	7.0%	1,004	6.1%	858	6.2%

Total consumer loans	3,828	25.6%	4,126	25.4%	4,850	35.2%

Commercial loans
Commercial real estate	3,084	20.7%	3,061	18.9%	3,092	22.4%
Commercial and industrial	1,424	9.6%	1,382	8.5%	1,880	13.6%
Warehouse lending	6,551	44.1%	7,658	47.2%	3,973	28.8%

Total commercial loans	11,059	74.4%	12,101	74.6%	8,945	64.8%

Total loans held-for-investment	$14,887	100.0%	$16,227	100.0%	$13,795	100.0%

Other Consumer Loans Held-for-Investment

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
Indirect lending	$791	75.4%	$713	71.0%	$620	72.3%
Point of sale	214	20.4%	211	21.0%	159	18.5%
Other	44	4.2%	80	8.0%	79	9.2%

Total other consumer loans	$1,049	100.0%	$1,004	100.0%	$858	100.0%

Allowance for Credit Losses

(Dollars in millions)

(Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
Residential first mortgage	$45	$49	$46
Home equity	20	25	23
Other	33	39	16

Total consumer loans	98	113	85

Commercial real estate	84	84	28
Commercial and industrial	55	51	18
Warehouse lending	4	4	1

Total commercial loans	143	139	47

Allowance for loan losses	241	252	132
Reserve for unfunded commitments	24	28	20

Allowance for credit losses	$265	$280	$152

Allowance for Credit Losses

(Dollars in millions)

(Unaudited)

	Three Months Ended March 31, 2021
	Residential First Mortgage	Home Equity	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total LHFI Portfolio (1)	Unfunded Commitments
Adjusted beginning balance	$49	$25	$39	$84	$51	$4	$252	$28
Provision (benefit) for credit losses:
Loan volume	(3)	(1)	1	1	1	—	(1)	(4)
Economic forecast (2)	(3)	(2)	(3)	11	(5)	—	(2)	—
Credit (3)	3	1	—	(8)	(1)	—	(5)	—
Qualitative factor adjustments (4)	(1)	(3)	(4)	(4)	9	—	(3)	—
Charge-offs	(2)	—	(1)	—	(1)	—	(4)	—
Recoveries	—	—	1	—	16	—	17	—
Provision for net charge-offs	2	—	—	—	(15)	—	(13)	—

Ending allowance balance	$45	$20	$33	$84	$55	$4	$241	$24

(1)	Excludes loans carried under the fair value option.

(2)	Includes changes in the lifetime loss rate based on current economic forecasts as compared to forecasts used in the prior quarter.

(3)	Includes changes in the probability of default and severity of default based on current borrower and guarantor characteristics, as well as individually evaluated reserves.

(4)	Includes $4 million of unallocated reserves attributed to various portfolios for presentation purposes.

Nonperforming Loans and Assets

(Dollars in millions)

(Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
Nonperforming LHFI	$49	$46	$19
Nonperforming TDRs	5	4	4
Nonperforming TDRs at inception but performing for less than six months	6	6	6

Total nonperforming LHFI and TDRs (1)	60	56	29
Other nonperforming assets, net	7	8	10
LHFS	9	9	5

Total nonperforming assets	$76	$73	$44

Ratio of nonperforming assets to total assets (2)	0.23%	0.21%	0.14%
Ratio of nonperforming LHFI and TDRs to LHFI	0.40%	0.34%	0.21%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.45%	0.40%	0.28%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.
(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment

(Dollars in millions)

(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total LHFI
March 31, 2021
Consumer loans	$10	$5	$42	$57	$3,828
Commercial loans	—	—	18	18	11,059

Total loans	$10	$5	$60	$75	$14,887

December 31, 2020
Consumer loans	$9	$6	$38	$53	$4,126
Commercial loans	21	—	18	39	12,101

Total loans	$30	$6	$56	$92	$16,227

March 31, 2020
Consumer loans	$14	$5	$29	$48	$4,850
Commercial loans	7	—	—	7	8,945

Total loans	$21	$5	$29	$55	$13,795

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings

(Dollars in millions)

(Unaudited)

	TDRs
	Performing	Nonperforming	Total
March 31, 2021
Consumer loans	$31	$11	$42
Commercial loans	5	—	5

Total TDR loans	$36	$11	$47

December 31, 2020
Consumer loans	$31	$10	$41
Commercial loans	5	—	5

Total TDR loans	$36	$10	$46

March 31, 2020
Consumer loans	$37	$10	$47

Total TDR loans	$37	$10	$47

Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing the Company’s results on a reported basis, management reviews the Company’s results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company’s current and ongoing operations. The DOJ benefit and loans with government guarantees that have not been repurchased and don’t accrue interest are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, adjusted return on average tangible common equity, adjusted return on average tangible common equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted noninterest expense, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted net interest margin and adjusted efficiency ratio provide a meaningful representation of its operating performance on an ongoing basis.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollars in millions, except share data)
Total stockholders’ equity	$2,358	$2,201	$2,195	$1,971	$1,842
Less: Goodwill and intangible assets	155	157	160	164	167

Tangible book value	$2,203	$2,044	$2,035	$1,807	$1,675

Number of common shares outstanding	52,752,600	52,656,067	57,150,470	56,943,979	56,729,789
Tangible book value per share	$41.77	$38.80	$35.60	$31.74	$29.52

Total assets	$29,449	$31,038	$29,476	$27,468	$26,805
Tangible common equity to assets ratio	7.48%	6.58%	6.90%	6.58%	6.25%

Adjusted return on average common equity, adjusted return on average tangible common equity and adjusted return on average assets.

	Three Months Ended

	March 31, 2021	December 31, 2020	March 31, 2020

	(Dollars in millions)
Net income	$149	$154	$46
Add: Intangible asset amortization, net of tax	2	2	2

Tangible net income	$151	$156	$48

Total average equity	$2,319	$2,235	$1,854
Less: Average goodwill and intangible assets	156	159	169

Total tangible average equity	$2,163	$2,076	$1,685

Return on average tangible common equity	27.99%	30.13%	11.46%
Adjustment to remove DOJ settlement expense	4.98%	—%	—%

Adjusted return on average tangible common equity	32.97%	30.13%	11.46%

Return on average assets	1.98%	2.08%	0.78%
Adjustment to remove DOJ settlement expense	0.36%	—%	—%

Adjusted return on average assets	2.34%	2.08%	0.78%

Adjusted HFI loan-to-deposit ratio.

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollars in millions)
Average LHFI	$14,915	$15,703	$14,839	$13,596	$11,823
Less: Average warehouse loans	6,395	6,948	5,697	3,785	2,310

Adjusted average LHFI	$8,520	$8,755	$9,142	$9,811	$9,513

Average deposits	$20,043	$21,068	$19,561	$17,715	$15,795
Less: Average custodial deposits	7,194	8,527	7,347	6,223	4,776

Adjusted average deposits	$12,849	$12,541	$12,214	$11,492	$11,019

HFI loan-to-deposit ratio	74.4%	74.5%	75.9%	76.7%	74.9%
Adjusted HFI loan-to-deposit ratio	66.3%	69.8%	74.8%	85.4%	86.3%

Adjusted noninterest expense, income before income taxes, provision for income taxes, net income, basic earnings per share, diluted earnings per share, net interest margin and efficiency ratio.

	Three Months Ended

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollar in millions)
Noninterest expense	$347	$314	$301	$293	$232
Adjustment to remove DOJ settlement expense	35	—	—	—	—

Adjusted noninterest expense	$312	$314	$301	$293	$232

Income before income taxes	$194	$205	$295	$148	$56
Adjustment to remove DOJ settlement expense	35	—	—	—	—

Adjusted income before income taxes	$229	$205	$295	$148	$56

Provision for income taxes	$45	$51	$73	$32	$10
Tax impact on adjustment to remove DOJ settlement expense	(8)	—	—	—	—

Adjusted provision for income taxes	$53	$51	$73	$32	$10

Net income	$149	$154	$222	$116	$46
Adjusted net income	$176	$154	$222	$116	$46

Weighted average common shares outstanding	52,675,562	53,912,584	57,032,746	56,790,642	56,655,865
Weighted average diluted common shares	53,297,803	54,343,966	57,379,809	57,123,706	57,189,923
Adjusted basic earnings per share	$3.34	$2.86	$3.90	$2.04	$0.80
Adjusted diluted earnings per share	$3.31	$2.83	$3.88	$2.03	$0.80

Average interest earning assets	$27,178	$27,100	$25,738	$23,692	$21,150
Net interest margin	2.82%	2.78%	2.78%	2.86%	2.81%
Adjustment to LGG loans available for repurchase	0.20%	0.20%	0.16%	0.02%	—%

Adjusted net interest margin	3.02%	2.98%	2.94%	2.88%	2.81%

Efficiency ratio	68%	60%	48%	54%	77%
Adjustment to remove DOJ settlement expense	(7)%	—%	—%	—%	—%

Adjusted efficiency ratio	61%	60%	48%	54%	77%

Exhibit 99.2

Flagstar Bancorp, Inc. (NYSE: FBC) Earnings Presentation 1st Quarter 2021 April 26, 2021

Cautionary statements 1st Quarter 2021 This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business and performance, the economy and other future conditions, and forecasts of future events, circumstances and results. However, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies and other factors. Generally, forward-looking statements are not based on historical facts but instead represent our management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, plan, estimate, may increase, may fluctuate, and similar expressions or future or conditional verbs such as will, should, would and could. Such statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation those found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission’s website (sec.gov). Any forward-looking statements made by or on behalf of us speak only as to the date they are made, and we do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required under United States securities laws. In addition to results presented in accordance with GAAP, this presentation includes non-GAAP financial measures. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar. Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements. Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in these conference call slides. Additional discussion of the use of non-GAAP measures can also be found in the Form 8-K Current Report related to this presentation and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Strategic highlights 1st Quarter 2021 • Supporting employees, communities and customers during the pandemic, with focus on their health, safety and Unique financial well-being relationship-based business model • Diverse revenue streams and flexible balance sheet produced strong results in volatile interest rate environment by capitalizing on the resulting beneficial mortgage market • Well diversified loan portfolio, with no outsized exposure to any geography or industry reflects our disciplined Grow community approach to growing the Community Bank. banking • Highly asset sensitive bank positioned to capitalize on a rising interest rate environment Award winning • Servicing business produced consistent results for the quarter, while also highlighting our competitive advantage as servicing business the subservicing business is housed within a well capitalized Bank with ample liquidity • Leveraged multi-channel origination platform to generate solid fallout adjusted lock growth, even with most of our staff Strengthen working remotely during the quarter mortgage • Invested in people and technology, expanding retail and generating more business in the most profitable channels Highly profitable • Delivered strong pre-provision net revenue despite the volatility in the market that persists from the COVID-19 operations pandemic • Durable business model well-positioned to weather the storm profitability is strong capital is strong allowance is Positioned to thrive strong and liquidity is strong in any market • Maintaining quarterly dividend demonstrating a commitment to return capital to our shareholders while still being prudent in managing our balance sheet in these uncertain times 3

Financial highlights 1st Quarter 2021 • Adjusted net income of $176mm, or $3.31per diluted share, in 1Q21 Solid earnings • Adjusted pre-tax, pre-provision net revenue of $201mm in 1Q21, a decrease of $6mm vs. 4Q20 • Grew TBV per share $2.97, or 8%, to $41.772 per share at 03/31/21, compared to $38.802 per share at 12/31/20 • Net interest margin, excluding the impact from loans with government guarantees that have not been repurchased, was 3.02% for Growth in the quarter, up 4 basis points, vs. 4Q20 community banking - Performance driven by the impact of lower rates on deposits and servicing • Servicing results solid as total loans serviced were over 1.1 million loans at period end as we boarded over 100,000 non-Flagstar originated loans • Mortgage revenue(1) of $227mm, down $5mm vs. 4Q20 as margin contracted 9 basis points, partially offset by a 3% increase in Mortgage revenue FOALs - Gain on sale margin of 1.84%, down 9 basis points from 4Q20 levels - Net return on MSR was consistent with 4Q20 reflecting continued elevated prepayment speeds and EBO charge • Asset quality strong as net charge-offs, excluding the $16mm commercial loan recovery, were only 8 basis points and nonperforming Strong asset loan ratio remained low quality • Credit reserves of $265mm at 03/31/21, a $15mm decrease from 4Q20 • Credit reserves covered 1.78% of loans HFI, or 3.11% excluding warehouse loans at 03/31/21, consistent with prior quarter • Total risk based capital ratio at 13.2% - Total risk based capital ratio would have been 15.2% if the risk-weighting of warehouse loans were adjusted to 50% to reflect the Robust capital risk weightings of the assets that fully collateralized the loans position • Tier 1 leverage ratio at 8.1% and CET1 ratio at 10.3% reflecting strong capital generation during the quarter and anticipated period end balance sheet contraction • Over $650mm of excess total risk-based capital over the minimum level needed to be considered well-capitalized. 1. Mortgage revenue is defined as net gain on loan sales HFS plus the net return on the MSRs. 2. References non-GAAP number. Please see reconciliations on page 44 - 45. 4

Quarterly income comparison

1st Quarter 2021

$mm

	1Q21	4Q20	$ Variance	% Variance
Net interest income	$189	$189	$0	-%
Net gain on loan sales	227	232	(5)	(2%)
Loan fees and charges	42	48	(6)	(13%)
Loan administration income	27	25	2	8%
Net return on mortgage servicing rights	-	-	-	N/M
Other noninterest income	28	27	1	4%
Total noninterest income	324	332	(8)	(2%)
Pre-provision total revenue	513	521	(8)	(2%)
Compensation and benefits	144	125	19	15%
Commissions and loan processing expense	83	94	(11)	(12%)
Other noninterest expenses	85 (3)	95	(10)	(11%)
Total noninterest expense	312 (3)	314	(2)	(1%)
Pretax, pre-provision net revenue	**201**	**207**	**(6)**	**(3%)**
(Benefit) provision for credit losses	(28)	2	(30)	(1500%)
Income before income taxes	**229**	**205**	**24**	**N/M**
Provision for income taxes	53 (3)	51	2	4%
Net income	**$176** (3)	**$154**	**$22**	**14%**
Diluted income per share	**$3.31** (3)	**$2.83**	**$0.48**	**17%**
Profitability				
Net interest margin	2.82%	2.78%	4 bps	
Net interest margin, excl. LGG repurchase obligation[1]	3.02%	2.98%	4 bps	
Net gain on loan sales / total revenue	44.2%	44.1%	0.1%	
Mortgage rate lock commitments, fallout adjusted [2]	$12,300	$12,000	$300	3%
Mortgage closings [2]	$13,800	$13,100	$700	5%
Net gain on loan sale margin, HFS	1.84%	1.93%	(9) bps	

Observations

Net interest income

- Net interest income remained flat at $189mm
  - Average earning assets remained flat.
  - Net interest margin, excluding LGG that have not been repurchased, expanded 4 basis points to 3.02%.
  - Average deposits decreased 5%, due to a $1.3bn billion decrease in custodial deposits. Interest-bearing deposit costs declined 16 basis points.

Noninterest income

- Noninterest income down $8mm, or 2%
  - Net gain on loan sale margin decreased 9 basis points, to 1.84%.
  - FOALs increased $0.3bn.

Noninterest expense

- Noninterest expense down $2mm, or 1%, refer to slide 9 for more details

1. References non-GAAP number as it excludes impact of $1.8 billion (4Q20) and $1.8 billion (1Q21) of average balance of loans with government guarantees that have not been repurchased and do not accrue interest. Please see reconciliations on page 44 - 45.
2. Rounded to the nearest hundred million
3. Non-GAAP number for 1Q21. Number shown is adjusted for DOJ effect. Please see reconciliations on page 42 and 43.

N/M = not meaningful

5

Flagstar Bancorp

Net interest income 1st Quarter 2021 Average interest-earning assets & yields ($bn) Average liabilities and rate ($bn) LHFS Consumer LHFI CRE and C&I Warehouse Other Total Retail Deposits Other Deposits FHLB Borrowings LT Debt $27.1 $27.2 $25.7 $23.6 $24.5 $24.5 $23.7 $23.0 4.8 0.6 0.5 5.8 $20.7 0.5 0.5 2.8 $21.2 5.2 3.5 4.0 4.5 0.5 4.8 4.2 6.9 4.4 3.8 5.7 6.9 9.5 8.2 2.3 8.3 7.0 4.5 5.4 4.6 5.1 4.7 4.5 4.0 4.9 4.7 4.5 4.2 10.4 10.8 11.3 11.5 11.8 5.6 5.6 5.7 7.5 5.2 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 3.78% 3.38% 3.16% 3.09% 3.06% 1.03% 0.57% 0.44% 0.37% 0.31% Warehouse- $6.6bn (EOP-03/31/21) CRE - $3.1bn (EOP-03/31/21) C&I - $1.4bn (EOP-03/31/21) 24% 33% 10% 17% 9% 16% 4% 10% 82% 2% 1% 46% 46% LIBOR w/Floor > 0 Prime w/Floor > 0 No Floor LIBOR w/Floor = 0 LIBOR w/Floor > 0 Prime w/Floor = 0 LIBOR w/Floor = 0 Fixed Rate LIBOR w/Floor > 0 Prime w/Floor > 0 Fixed Rate LIBOR no Floor Prime w/Floor = 0 No Floor Prime w/Floor > 0 6

Noninterest income and expense

1st Quarter 2021

Noninterest income ($mm)


Mortgage Revenue
Loan Fees
Loan Admin
Other
$154
23
23
96
$374
21
21
37
295
$449
23
26
42
358
$332
27
25
48
232
$324
28
27
42
227
1Q20
2Q20
3Q20
4Q20
1Q21

Noninterest expense ($mm)


Comp & Benefits
Commissions
Loan Processing
Other (1)
$232
84
17
29
102
$293
94
22
61
116
$301
86
20
72
123
$314
95
24
70
125
$312
85
21
62
144
1Q20
2Q20
3Q20
4Q20
1Q21

Noninterest income

- Noninterest income down $8mm, or 2%
  - Mortgage revenue decreased $5mm to $227mm, compared to prior quarter. Fallout-adjusted locks increased $0.3 billion, or 3 percent, to $12.3 billion and we maintained strong gain on sale margins of 1.84 percent for the first quarter 2021, as compared to 1.93 percent for the fourth quarter 2020. Net return on MSR was consistent compared to the prior quarter as prepayments continued to be elevated.
  - Loan fees and charges decreased $6mm primarily due to a decrease in the number of loans being boarded this quarter and lower revenue associated with loans in forbearance.

Noninterest expense

- Noninterest expense down $2mm, or 1%
  - Mortgage expenses decreased $1mm. The ratio of mortgage noninterest expense to closings – our mortgage expense ratio – was 1.07 percent, a decrease of 7 basis points quarter over quarter, primarily driven by lower commissions.
  - Non-mortgage expense decreased $1mm. The decrease noninterest expense primarily reflects lower expenses in the prior quarter associated with the early redemption of the senior notes and secondary offering which did not reoccur in the first quarter. This decrease more than offset the impact from an increase in performance driven incentives.

1. Non-GAAP number for Q1 2021. Number shown excludes $35 million DOJ benefit. Please see reconciliations on page 44 - 45.

7
Flagstar Bancorp

Asset quality 1st Quarter 2021 Delinquencies(1) (% of loans HFI) NPLs and performing TDRs ($mm) Performing TDRs Consumer NPLs Commercial NPL 0.56% $96 $92 0.50% $84 18 $73 18 0.40% 10 $66 0.36% 0.32% 33 35 38 42 29 37 40 39 36 36 3/31/2020 6/30/2020 9/30/2020 12/31/2020 3/31/2021 3/31/2020 6/30/2020 9/30/2020 12/31/2020 3/31/2021 Allowance coverage (% of loans HFI) Nonperforming loan and asset ratios Total Total excl. Warehouse NPA/LHFI & OREOs (2) NPL & TDRs/LHFI NPA/Total Assets (2) 3.1% 3.2% 3.1% 0.45% 0.40% 2.6% 0.31% 0.40% 0.28% 0.27% 1.5% 0.34% 1.8% 0.28% 1.7% 1.7% 1.7% 0.22% 0.23% 0.21% 0.21% 1.1% 0.17% 0.14% 0.14% 3/31/2020 6/30/2020 9/30/2020 12/31/2020 3/31/2021 3/31/2020 6/30/2020 9/30/2020 12/31/2020 3/31/2021 1. Includes early stage delinquencies, defined as 30 to 89 days past due and nonaccrual loans 8 2. Excludes loans held-for-sale

Current Expected Credit Loss (“CECL”) 1st Quarter 2021 Allowance for credit losses ($mm) CECL methodology - Forecast • Used 2-year forecasts as of March reflecting the continued economic distress caused by COVID weighted 40% base, 30% adverse and 30% growth. • Composite forecast contemplates unemployment ending 2021 at 6% and will continue to recover in 2022. • GDP recovers throughout 2021 from current levels and does not return to pre-COVID level until 2025. • HPI stays flat throughout 2021. • Qualitative adjustments reflect best estimate of COVID-19 impact on portfolios including estimated impact of government stimulus, forbearance/payment holidays and Fed programs. 1. New loans and aging of existing portfolio 2. COVID impact sectors 3. Changes to macro-economic variables and forecast scenarios 4. Changes to underlying credit conditions 9

COVID-19 impacted industry exposure

1st Quarter 2021

Commercial Exposure - $1.0 billion, 6.6% of LHFI

Commercial & Industrial Loans

Automotive	Manufacturing, automotive suppliers	$84 million UPB / 0.6% of loans No loans in deferral or classified as nonperforming
Leisure & Entertainment	Includes restaurants, churches, theatres, etc.	$132 million / 0.9% of loans No loans in deferral $10 million in nonperforming loans
Healthcare	Hospitals, HMO Medical Centers	$21 million / 0.1% of loans No loans in deferral or classified as nonperforming

Commercial Real Estate Loans

Retail	~ 82% in footprint; 63% are neighborhood centers or single-tenant properties	$291 million / 2.0% of loans (44 loans) No loans in deferral or classified as nonperforming
Hotel	Marriott, Hilton, IHG and Hyatt flagship hotels comprise 75% of portfolio	$297 million / 2.0% of loans (22 loans) $4 million in deferrals No loans classified as nonperforming
Senior Housing	Geographically diverse; facilities in 8 different metro areas. All have recourse to strong borrowers	$157 million / 1.1% of loans (19 loans) No loans in deferral or classified as nonperforming

10 | Flagstar Bancorp

Capital 1st Quarter 2021 Flagstar Bancorp Total Risk Based Capital Ratio Observations 1Q21 Tier 1 CET-1 Tier 1 Total RBC Leverage to RWA to RWA to RWA 1Q21 8.1% 10.3% 11.5% 13.2% 4Q20 7.7% 9.1% 10.2% 11.9% Total risk based capital ratio of 13.2% o Total risk based capital ratio would have been 15.2% if the risk-weighting of warehouse loans were adjusted to 50% o Warehouse lending—100% risk weight– has had under $5mm of losses, cumulatively, over the last 12 years o Over 1,000 basis points of total risk based capital attributed to warehouse loans, loans held for sale and loans with government guarantees that have not yet been repurchased Tier 1 leverage ratio ended the quarter at 8.1% o Almost 900 basis points of tier 1 leverage attributed to warehouse loans, loans held for sale and loans with government guarantees that have not yet been repurchased 11

Deposits and Lending Portfolio and strategy overview 1st Quarter 2020 Total average deposits $20.0bn Total average LHFI $14.9bn C&I CRE 10% 1st Mortgage 20% 14% Warehouse 2nds, HELOC 43% & other 13% Total: $20.0 bn Total: $14.9 bn 0.21% cost of total deposits(1) 3.73% LHFI yield Flagstar gathers deposits from consumers, businesses Flagstar’s largest category of earning assets consists of and select governmental entities loans held-for-investment which averaged $14.9 bn during 1Q21 – Traditionally, CDs and savings accounts represented the bulk of our branch-based retail depository relationships – Loans to consumers consist of residential first and second mortgage loans, HELOC and other – Today, we are focused on growing DDA balances with consumer, business banking and commercial – C&I / CRE lending is an important growth strategy, relationships offering risk diversification and asset sensitivity – We additionally maintain depository relationships in – Warehouse lending to both originators that sell to Flagstar connection with our mortgage origination and servicing and those who sell to other investors businesses, and with governmental entities – Cost of total deposits(1) equal to 0.21%, down 2 basis points from 0.23% in 4Q20 1. Total deposits include noninterest bearing deposits.

Commercial lending Diversified relationship-based approach 1st Quarter 2020 Overview Warehouse - $6.6bn (03/31/2021) Warehouse lines with approximately 411 active % Advances sold to Flagstar relationships nationwide, of which approximately 65% Warehouse sell a portion of their loans to Flagstar Collateralized by mortgage loans being funded which ~46 are paid off once the loan is sold borrowers Diversified property types which are primarily income- sell >75% Commercial producing in the normal course of business ~305 ~60 Real Estate Focused on experienced top-tier developers with borrowers borrowers significant deposit and non-credit product opportunities sell <25% sell 25% - Lines of credit and term loans for working capital 75% Commercial needs, equipment purchases, and expansion projects & Industrial Primarily Michigan based relationships or relationships with national finance companies Commercial Real Estate - $3.1bn (03/31/2021) Commercial & Industrial - $1.4bn (03/31/2021) Property type Industry Hotel/Motel, Retail, 10% 10% Services Office, 9% Manufacturing Owner 22% 18% Occupied, 12% Financial, Healthcare Multi Other, insurance & 1% Family, 19% real estate Distribution Home 49% 18% Building, 8% Government & 22% Other education 1% 1%

Flagstar's one-stop-shop mortgage model

1st Quarter 2021

Bank Synergies
- Warehouse Lending
- MSR and Servicing Advance Lending
- Custodial Deposits – fund balance sheet
- HELOCs

Sales – multi channel
- TPO
- Distributed Retail
- Direct Lending
- People
- Products
- CRA

Secondary & Cap Markets
- Pricing & Hedging
- Outlets
  - Sales
  - Securitizations
  - Retain on B/S



Mortgage Originations
Capacity & Quality
Mortgage Operations
Sub-servicing Opportunities
Mortgage Servicing
Recapture and Retention
MORTGAGE BANKING & SERVICING
Teamwork
Customer Satisfaction
Risk & Compliance
Optimize Results

Performing
- Growth & Scale
- Customer Feedback
- Risk and Compliance
- Other Revenue Opportunities

Default
- Risk and compliance
- Delinquency Mgt
- Forbearance Mgt
- Claims process
- Minimize losses

MSR Creation
- Sale and retain subservicing
- Retain MSR
  - Agency
  - GNMA
- Protect asset

Mortgage Ops
- Service
- Multi skilled operators
- Risk and Compliance
- Variable cost model
- Support

14

Flagstar Bancorp

Mortgage originations 1st Quarter 2021 Net gain on loan sales – revenue and margin Fallout-adjusted locks by channel ($bn) Gain on loan sale ($mm) Gain on sale margin (HFS) Correspondent Bulk Broker Distributed Retail Direct Lending 2.31% $15.0 2.19% $13.8 1.93% 1.0 $346 1.84% $11.2 1.2 $12.0 $12.3 3.7 $303 3.0 1.2 1.5 1.0 2.2 2.7 2.7 $232 $227 2.4 2.0 1.4 2.3 1.6 1.4 0.80% 2.4 2.2 1.8 2.7 $90 5.1 5.8 4.2 4.7 4.0 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 Purchase 36% 35% 33% 36% 34% Mix % Closings by mortgage type ($bn) Closings by purpose and expense ratio ($bn) Conventional Jumbo Government Purchase originations Refinance originations Mortgage expense 1.20% $14.4 1.14% $13.8 1.07% 1.07% 0.3 $13.1 0.99% $12.2 1.6 1.1 0.5 0.9 2.4 2.5 $14.4 $13.8 $8.6 1.2 $12.2 $13.1 1.8 $8.6 9.0 1.6 12.5 7.8 8.5 9.8 10.1 10.2 10.2 5.5 5.2 5.4 4.4 4.6 4.0 3.1 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 Retail 23% 30% 31% 33% 34% Mix % 15

Mortgage servicing 1st Quarter 2021 Quarter-end loans serviced (000’s) $ UPB of MSRs sold ($bn) Serviced for Others Subserviced for Others Flagstar Lo ans HFI Bulk Sales Flow Transactions 1,105 1,148 1,082 1,085 $6.6 1,043 $5.2 $4.0 4.4 921 2.6 917 894 868 855 2.2 $1.0 $0.8 2.6 102 123 149 151 161 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 Average custodial deposits ($bn) MSR / CET1 (Bancorp) $8.5 $7.3 $7.2 $6.2 20% $4.8 16% 16% 15% 13% 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 16

Supporting consumer needs 1st Quarter 2021 Consumer Forbearance as of 03/31/2021 (UPB in $mm) Forbearance Requests (accounts thru December 2020) Significant decrease in new forbearance requests since middle of April 28,675 12% of residential first lien borrowers who have requested forbearance have made their January, February, and March payments and not taken advantage of the forbearance option. Proactive customer outreach to evaluate readiness to 5,134 return to payment or need for further assistance 1,526 870 687 849 1,802 1,765 646 Stable early-stage delinquency trends for loans not in 2/29/2020 3/31/2020 4/30/2020 5/31/2020 6/30/2020 7/31/2020 8/30/2020 9/30/2020 10/31/2020 11/30/2020 forbearance 1. Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets. 2. Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government 17 guarantees (residential first mortgage), and repossessed assets.

Appendix Company overview 19 Community banking 22 Mortgage servicing 32 Mortgage originations 35 Financial performance 37 Capital and liquidity 39 Guidance 42 Non-GAAP reconciliation 43

Company Overview Flagstar at a glance 1st Quarter 2020 Corporate Overview Traded on the NYSE (FBC) 158 87 Headquartered in Troy, MI Flagstar Retail home Bank lending Branches Offices(1) Market capitalization $2.4bn Member of the Russell 2000 Index Community banking Leading Michigan-based bank with a balanced, diversified lending platform $29.4bn of assets and $19.4bn of deposits 208k household & over 28k business relationships Mortgage origination 6th largest bank originator of residential mortgages ($53.5bn during twelve months ended March 31, 2021) Scalable platform originating business in all channels and all 50 states including 87 retail home lending offices More than 1,060 correspondent and more than 1,400 broker relationships Mortgage servicing 6th largest sub-servicer of mortgage loans nationwide Servicing over 1.1 million loans as of March 31, 2021 Efficiently priced deposits from escrow balances 1. Includes eight home lending offices located in banking branches.

COMPANY OVERVIEW
1st Quarter 2021

Flagstar has a strong executive team

Board of Directors
John Lewis
Chairman

Chief Audit Officer
Meagan Belfinger

Sandro DiNello
President & CEO

- CEO since 5/13
- Over 40 years of banking experience with Flagstar and its predecessors with a strong emphasis on community banking, including the management of retail operations and product strategy

Chief Human Resources Officer
David Hollis

Corporate Responsibility
Beth Correa

Chief Marketing Officer
Matt Allen

Chief Financial Officer	Mortgage Banking and Servicing	Community Banking	Chief Risk Officer	Operations	Chief Information Officer
Jim Ciroli	*Lee Smith*	*Reggie Davis*	*Steve Figliuolo*	*Karen Buck*	*Jennifer Charters*
• CFO since 8/14 • More than 30 years of banking and financial services experience with First Niagara, Huntington and KeyCorp	• Effective since September 2020 • Previously COO for 7 years May 2013 – Aug 2020 • Formerly a partner of MatlinPatterson Global Advisors and a Senior Director at Zolfo Cooper • Extensive experience in financial management and operations	• More than 35 years of banking experience with Suntrust, Royal Bank of Canada, and Wachovia	• CRO since 6/14 • Over 35 years of financial services experience with Citizens Republic, Fleet Boston Financial, First Union and Chase Manhattan	• Joined Flagstar in 1/21 • Over 30 years of experience in the financial services industry, most recently with TD Bank	• CIO since 6/18 • Over 25 years of IT and financial services experience with Ally Financial and Accenture

20 | Flagstar Bancorp

Risk management COMPANY OVERVIEW Best-in-class risk management platform with 286 FTEs(1) 1st Quarter 2021 Board of Directors Risk Committee Enterprise Sandro DiNello Risk President & CEO Committee Kristina Janssens Steve Figliuolo Chief Compliance Chief Risk Officer Officer Chief QC / Financial Information MFIU Fraud Regulatory Operational Vendor Credit Appraisal Crimes Compliance Security Investigations Affairs Risk Management Officer Review (BSA/AML) FTEs 69 23 51 13 4 18 59 13 36 1. Does not include 29 FTEs in internal audit as of 03/31/2021. 21

COMMUNITY BANKING
1st Quarter 2021

Higher net interest income is stabilizing earnings

- Achieving earning asset growth while continuing to grow net interest income
  - Strong net interest margin management
- Transition to more stable net interest income

Average earning assets and net interest income


Net interest income ($mm)(1)
Average earning assets ($bn)(2)
$12.3
$14.0
$14.7
$15.4
$15.4
$16.0
$16.8
$16.4
$16.3
$17.8
$19.0
$20.7
$21.2
$23.6
$24.3
$25.3
$25.4
CAGR 20%
$83
$97
$103
$107
$106
$115
$124
$123
$126
$138
$146
$152
$148
$168
$180
$189
$189
CAGR 23%
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18
4Q18
1Q19
2Q19
3Q19
4Q19
1Q20
2Q20
3Q20
4Q20
1Q21

	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20	1Q21
Adjusted NIM:	2.67%	2.77%	2.78%	2.76%	2.76%	2.86%	2.93%	2.99%[1]	3.09%	3.08%	3.05%	2.93%	2.81%	2.88%[2]	2.94%[2]	2.98%[2]	3.02%[2]

1. References non-GAAP number for 4Q18; excludes $29 million of hedging gains reclassified from AOCI to net interest income in conjunction with the payment of long-term FHLB advances. Please see reconciliations on page 44 - 45.
2. References non-GAAP number as it excludes impact of $0.1 billion(2Q20), $1.4 billion (3Q20), $1.8 billion (4Q20), and $1.8 billion (1Q21) of average balance of loans with government guarantees that have not been repurchased and do not accrue interest. Please see reconciliations on page 44 - 45.

22
Flagstar Bancorp

COMMUNITY BANKING
1st Quarter 2021

Strong market position

- Leading deposit share in Michigan, Fort Wayne, IN[1], and San Bernardino County, CA (High Desert Region)
- Provides access to markets with attractive demographics and low-cost, stable liquidity for continued balance sheet growth

Michigan deposit share

2020 Rank				Deposits as of 06/30/2020 ($mm)		% YoY
Overall	MI-based	Institution	Branches	Total	Share	Change
1		Chase	208	$63,501	22%	43%
2		TCF/Huntington	513	39,743	14%	20%
3		Comerica	194	35,492	12%	22%
4		Bank of America	92	29,285	10%	28%
5		Fifth Third	191	21,632	8%	30%
6		PNC	164	21,220	7%	25%
7	1	Flagstar	114	17,184	6%	32%
8		Citizens	82	6,372	2%	10%
9		Independent	66	3,561	1%	18%
10		Mercantile Bank Corp.	43	3,272	1%	25%
		Top 10	1,667	$241,262	83%	29%

Key Markets

	Flagstar Deposits		Deposit	Median	Proj HHI	Proj pop
Market	$mm	% of total	mkt share	HHI	growth [4]	growth [4]
Oakland County, MI	$ 5,922	50.1%	8.1%	$ 86,562	10.7%	1.4%
Grand Rapids, MI MSA	392	3.3%	1.4%	68,835	10.2%	2.7%
Ann Arbor, MI MSA	265	2.2%	2.3%	78,844	12.5%	1.7%
Fort Wayne, IN[1]	808	6.8%	6.7%	60,699	9.4%	2.9%
Key Midwest Markets[2]	7,387	62.4%	6.0%	82,516	10.6%	1.6%
San Bernardino County, CA[3]	658	5.6%	1.0%	71,365	12.8%	3.6%
National aggregate				**$ 67,761**	**9.0%**	**2.9%**

Source: S&P Global Market Intelligence; Note: Deposit data as of June 30, 2020 and projections based on 2020 estimates; MI-based banks highlighted.

1. Fort Wayne, IN deposit data is based on Fort Wayne, IN Fed District. Fort Wayne, IN demographic data is based on counties within Fort Wayne, IN Fed District, deposit weighted based on Flagstar's portfolio.
2. Key Midwest Markets Median HHI, based on Flagstar's portfolio.
3. Deposit data is based on High Desert Region of San Bernardino County, CA. projected HHI growth and projected population growth are deposit weighted
4. 2021–2026 CAGR.

23
Flagstar Bancorp

COMMUNITY BANKING Community banking 1st Quarter 2021 Average commercial loans ($bn) Quarter-end commercial loan commitments ($bn) Commercial and Industrial Commercial Real Estate Warehouse Commercial and Industrial Commercial Real Estate Warehouse $18.1 $11.5 $17.7 $10.4 $10.9 $17.1 $15.5 $8.9 $13.6 6.9 9.8 10.4 10.7 $6.9 3.8 5.7 6.4 7.9 6.2 2.3 3.1 3.0 4.8 4.7 4.6 4.7 4.7 2.9 3.1 3.0 1.7 2.0 1.7 1.5 1.5 2.6 2.9 2.7 2.6 2.7 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 Average consumer loans ($bn) Average deposit funding(1) ($bn) Residential First Mortgages Other Consumer Loans Retail Government Custodial deposits Brokered deposits $4.9 $21.1 $4.7 $19.6 $20.0 $4.5 $4.2 $17.7 $4.0 $15.8 1.8 1.9 8.5 7.2 1.9 7.3 1.9 6.2 1.9 4.8 1.1 1.4 1.6 1.8 1.1 3.1 2.8 2.6 2.3 9.7 9.9 10.0 10.0 2.1 9.3 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 1. Includes custodial deposits which are included as part of mortgage servicing. 24

COMMUNITY BANKING Commercial real estate portfolio detail 1st Quarter 2021 Commercial Real Estate ($bn) Portfolio Characteristics • Average LTV ~53% and DSC ~2.3% NBV Commitment %Utilization Home Builder $ 0.7 $ 1.6 41.5% Multi Family 0.5 0.8 64.0% Owner Occupied 0.4 0.4 97.1% • 62% LIBOR / 34% Prime Rate / 4% Fixed Rate Retail 0.3 0.3 86.5% Office 0.3 0.3 88.8% Hotel/Motel 0.3 0.3 91.3% • 96% of portfolio has Prime and LIBOR rate floors at or Senior Living Facility 0.2 0.3 70.2% greater than 0% Industrial 0.1 0.2 59.8% Parking Garage/Lot 0.1 0.1 99.8% All Other 0.2 0.2 77.5% • Shared National Credits ~6% of portfolio Total CRE $ 3.1 $ 4.5 68.5% State Breakdown (by collateral location) Property Breakdown Multi Family 18% Home Michigan Texas Building 40% 13% 22% Owner Occupied California 12% Other 11% 19% Other Retail 26% Ohio 10% Office 6% 9% Colorado Hotel/Motel 4% 10% 25

COMMUNITY BANKING Commercial and industrial portfolio detail 1st Quarter 2021 Commercial & Industrial ($bn) Portfolio Characteristics • 79% LIBOR / 10% Fixed Rate / 11% Prime Rate • Approximately 88% of portfolio has Prime and LIBOR rate floors at or greater than 0% • Shared national credits ~44% of portfolio State Breakdown Industry Breakdown OH IN 4% 2% CA WI Manufacturing 6% 1% Services 18% FL 22% MI 8% Healthcare 35% 1% MN 7% Financial, Distribution NY insurance & 7% 6% real estate Other Government & 49% 23% TX education 5% 1% SC Other 4% 2% 26

COMMUNITY BANKING Allowance for credit losses 1st Quarter 2021 December 31, 2020 March 31, 2021 Amount(1) % of LHFI Amount(1) % of LHFI ($ in millions) Consumer: Residential First Mortgage $ 49 2.2% $ 45 2.3% Home Equity 25 2.9% 20 2.6% Other Consumer 40 4.0% 34 3.2% Total Consumer 114 2.8% 99 2.6% Commercial: Commercial Real Estate 103 3.4% 100 3.2% Commercial and Industrial 57 4.1% 60 4.2% Warehouse Lending 6 0.1% 6 0.1% Total Commercial 166 1.4% 166 1.5% Total Credit Reserve $ 280 1.7% $ 265 1.8% Total Credit Reserve Excluding Warehouse $ 274 3.2% $ 259 3.1% 1. Includes reserve for unfunded commitment of $28 million and $24 million at 12/31/20 and 03/31/21, respectively. 27

COMMUNITY BANKING Warehouse lending 1st Quarter 2021 • National relationship-based lending platform FBC warehouse loan commitments ($bn) • Attractive asset class with good spreads and low credit risk Outstandings Unfunded Commitments $10.7 $9.8 $10.5 • Flagstar is well positioned to hold market share, 2.8 leveraging relationships in complementary lines of $7.9 2.2 4.2 business, including home builder finance and mortgage $6.2 originations 2.7 • Collateral Breakdown: Agency & Conventional 67.0% 2.2 7.6 7.7 Government 17.3% / Jumbo 15.3% / Non-QM 0.4% 5.2 6.6 4.0 3/31/2020 6/30/2020 9/30/2020 12/31/2020 3/31/2021 Lenders ranked by commitments ($mm) Net charge-offs YOY 4Q20 NCO ($mm) NCO Rate (bps) Rank Institution Growth Total Share 1 JPMorgan Chase 8% $20,600 15% 2 First Horizon 22% 10,600 8% 3 Flagstar Bancorp(1) 123% 10,507 8% 29 6 bps annual loss rate since 2006 4 TIAA FSB 63% 10,200 7% 22 5 Truist Bank 107% 9,084 7% 17 17 6 Texas Capital 11% 9,079 7% 7 Merchants Bank 42% 7,500 5% $1.1 $1.2 $1.1 8 Wells Fargo 9% 7,000 5% $1.0 9 Customers Bank 51% 5,600 4% 1 10 People’s United 100% 5,000 4% Top 10 38% $95,170 70% 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 Source: Inside Mortgage Finance as of December 31, 2021 28

COMMUNITY BANKING Home builder finance 1st Quarter 2021 Overview Tightening housing supply Existing home sales (mm) Months supply of existing homes for sale • National relationship-based lending platform launched in 1Q16 (left axis) (right axis)—Attractive asset class with good spreads (~375 bps) 8 12—Meaningful cross-sell opportunities including warehouse loans, 7 10 commercial deposits and purchase originations 6 8 • Flagstar is well positioned 5—Focused on markets with strong housing fundamentals and 4 6 higher growth potential 3 4—We have direct relationships with 10 of the top 10 and do 2 business with 59 of the top 100 builders nationwide (80 of the 2 1 top 200) through March. 0 -2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Source: Bloomberg (through 9/30/20) Home builder finance footprint Home builder loan commitments(1) ($mm) Unpaid principal balance Unused $2,101 $2,022 $2,013 $1,992 $2,002 $1,154 $1,065 $1,161 $1,206 $1,231 $947 $957 $852 $786 $771 3/31/2020 6/30/2020 9/30/2020 12/31/2020 3/31/2021 1. Commitments are for loans classified as commercial real estate and commercial & industrial. 29

COMMUNITY BANKING Leverage lending and SNCs 1st Quarter 2021 Leverage lending commentary Shared national credits “SNCs” commentary • Average UPB of ~$10 million per loan • 63 borrowers, average UPB of $25 million and average commitment of $14 million • $15 million of nonperforming loans as of 03/31/21 • Total SNC breakdown: C&I ~70% / CRE ~22% / Warehouse ~8% • Loans totaling $72 million of commitments are rated as special mention or substandard • We are the lead bank in 11% of these deals and this percentage continues to grow • SNCs comprised $155 million of total leveraged loan UPB • No nonperforming loans as of 03/31/21 • Loans totaling $22 million are rated as special mention or substandard Portfolio Composition—$0.3bn UPB (03/31/21) Portfolio Composition—$0.9bn UPB (03/31/21) Financials Services Rental & Services & 25% Leasing 29% Insurance 19% 19% Distribution 4% Manufacturing Warehouse 13% 8% Manufacturing Healthcare 48% 4% Financial & Insurance Distribution Healthcare 27% 2% 2% 30

COMMUNITY BANKING COVID Impacted Sectors – CRE 1st Quarter 2021 as of March 31, 2021 ($mm) Portfolio Characteristics Credit Quality Credit Metrics (Pre-COVID) Median Top 10 Total Footprint $ $ $ UPB % of LHFI SNCs Construction Watch DSC LTV Occ ($mm) Loan Size Borrowers Borrowers Exposure Deferred Past Due NPLs Retail $ 291 2.0% $ 2.0 83% 44 $ 19 88% 2% $—$—$—0% 1.7 48% 95% Hotel 297 2.0% 9.0 75% 22 16 72% 48% 4 — —35% 1.4 60% 61% Senior Housing 157 1.1% 8.0 74% 19 —23% 39% — — —0% 1.7 60% 84% Total $ 745 5.0% $ 6.1 66 $ 35 $ 5 $—$—14% Retail UPB (as of March 31, 2021) ($mm) Hotel UPB(5) (as of March 31, 2021) ($mm) ~75% of balances are from Marriott, Hilton, IHG, and 58% 49% Hyatt flagged franchises $291M Neighborhood Centers(1) $297M Luxury (2) 13% Upper Upscale 10% Single Tenant 18% 17% Shopping Centers (3) Upper Midscale 15% (4) 20% Other Upscale Retail Descriptions 1. Retail centers < 100,000 sq. ft. – generally anchored by grocery 5. Classifications as determined by STR Chain Scales stores 2. Single Tenant – Hardware stores 56% / Pharmacies 40% 3. Power centers 4. Other – includes one regional mall with $16mm in UPB 31

MORTGAGE SERVICING MSR portfolio 1st Quarter 2021 MSR portfolio statistics MSR portfolio characteristics (% UPB) Measure ($mm) 12/31/2020 3/31/2021 Difference By Vintage Unpaid principal balance $38,026 $40,401 $2,375 Fair value of MSR $329 $428 $99 2019 Capitalized rate (% of UPB) 0.86% 1.06% 20 bps 11% 2018 & Multiple 2.575 3.272 0.697 Note rate 3.66% 3.51% (15) bps prior 20% Service fee 0.34% 0.32% (2) bps Average Measure ($000) 2021 UPB per loan $252 $252 $0 9% FICO 726 731 5 2020 Loan to value 76.77% 74.84% NM 60% Net return (loss) on mortgage servicing rights ($mm) $ Return 1Q20 2Q20 3Q20 4Q20 1Q21 By Investor Net hedged profit (loss) $10 $1 $2 $3 $2 Carry on asset 17 18 30 30 34 Run-off (20) (20) (23) (34) (41) GNMA Gross return on the 26% $7 ($0) $9 ($1) ($5) Fannie mortgage servicing rights 33% Sale transaction & P/L (1) (3) 3 1 5 Private Model changes —(5) ———1% Net return on the $6 ($8) $12 ($0) $0 Freddie mortgage servicing rights ($) 40% Average mortgage $252 $242 $292 $347 $369 servicing rights ($) Net return on the -4.1% 9.6% 16.5% -0.2% 0.0% mortgage servicing rights (%) 32

MORTGAGE SERVICING Servicing 1st Quarter 2021 Servicing Profitability ($mm) 1Q20 2Q20 3Q20 4Q20 1Q21 Net interest income Interest income (FTP) $ 23 $ 12 $ 7 $ 8 $ 6 Interest expense on custodial deposits (1) (19) (8) (2) (3) (2) Total net interest income 4 4 5 5 4 Noninterest income(2) Service fee income 30 35 39 37 36 Ancillary fee income 9 18 15 23 18 Late fee income 6 2 2 2 4 Total noninterest income 45 55 56 62 57 Noninterest expense(3) (36) (38) (41) (47) (46) Earnings before Tax $ 13 $ 21 $ 20 $ 20 $ 16 Average Custodial Deposits ($bn) $ 4.8 $ 6.2 $ 7.3 $ 8.5 $ 7.2 Average Loans Serviced for Others (000’s) 1,086 1,062 1,074 1,095 1,117 1. Expense on custodial deposits from loans subserviced which is included in net loan administration income for GAAP purposes. Includes intersegment allocation. 2. Service fee income and late fee income are included in net loan administration income for GAAP purposes; ancillary fee income is included in loan fees and charges for GAAP purposes. 3. Includes direct allocations. 33

MORTGAGE SERVICING
1st Quarter 2021

Loans with government guarantees (LGG)

LGG end of period balance ($mm)


Repurchased Loans
Loans Eligible for Repurchase
$814
52
762
$1,791
1,067
724
$2,500
1,783
717
$2,516
1,850
666
$2,457
1,780
677
3/31/2020
6/30/2020
9/30/2020
12/31/2020
03/31/2021

GNMA MSR UPB end of period ($mm)


$15,243
$14,971
$13,768
$12,162
$10,592
3/31/2020
6/30/2020
9/30/2020
12/31/2020
03/31/2021

LGG Overview

General Overview

- GNMA Loans are eligible to be repurchased, at our option, after no payment has been made for 90 days (whether due to delinquency or forbearance)
- When eligible to be repurchased, accounting rules require us to record a loan and a related liability
- Loans eligible to be repurchased are limited to GNMA loans for which we own the MSR; not eligible to repurchase loans we are subservicing
- Prior to repurchasing the loan, no interest is earned, we continue to make advances and no credit risk is present
- All LGG loans, including loans eligible to be repurchased, are a 20% risk-weighted asset

Impact/Opportunity

- $2.3 B GNMA loans (22%) are in forbearance as of 03/31/2021, of which $1.8 B are recognized on the balance sheet
- Approximately $240 million of eligible GNMA forbearance loans were repurchased during Q1
- Repurchased loans are able to be pledged as collateral with the FHLB
- Drag on capital ratios and NIM due to inflated balances created by loans eligible for repurchase; no actual income risk
- Estimated that $800 million will cure through the partial claim process, which will be bought out and re-securitized with an estimated impact to gain on sale of approximately $32 million, $23 million in second half of 2021 and $9 million in 2022.
- Estimated another $250 million will cure through a modification, with an opportunity of approximately $10 million of gain on sale related to these loans, $7 million in 2021 and $3 million in 2022.

34
Flagstar Bancorp

ORIGINATIONS National distribution through multiple channels 1st Quarter 2021 Residential mortgage originations by channel ($bn) Correspondent Broker Retail Other Bulk Broker Distributed Retail Direct Lending $8.3 $7.4 $6.6 $6.6 $4.6 $5.5 2.4 $4.3 $4.3 2.5 $3.7 1.6 1.1 1.1 1.6 2.7 1.0 2.0 $2.0 $2.2 $1.9 $1.8 $1.7 5.9 0.6 5.0 4.9 $1.1 3.2 3.2 3.0 3.9 2.7 3.5 1.4 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 3.3% market share with #8 national ranking(1) 1.3% market share with #13 national ranking(1) 87 retail locations in 27 states More than 1,060 correspondent partners 1,400 broker relationships Direct Lending is 26% of retail volume Top 10 relationships account for 16% of overall Top 10 relationships account for 27% of overall correspondent volume brokerage volume Warehouse lines with 306 correspondent relationships 1. Data source: As reported by Inside Mortgage Finance for 12M20 published August 28,2020. 35

Flagstar has a scalable origination platform that drives profitability in almost any mortgage origination market

MORTGAGE ORIGINATIONS
1st Quarter 2021

U.S. residential mortgage origination market (historical and projected volumes)


$ in trillions

	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
Nominal ($)	0.6	0.9	1.0	0.8	0.6	0.8	0.8	1.7	1.4	1.1	2.2	2.9	3.9	2.8	3.0	2.7	2.4
Real[1] ($)	1.1	1.6	1.8	1.3	1.1	1.3	1.3	2.6	2.1	1.7	3.3	4.1	5.4	3.8	4.0	3.5	3.0
Adjusted[2] ($	1.4	2.1	2.3	1.7	1.4	1.6	1.6	3.2	2.5	2.0	3.9	4.7	6.2	4.3	4.5	3.9	3.3

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021F	2022F	2023F
Nominal ($)	1.5	2.0	1.7	1.4	2.0	1.8	1.3	1.7	2.1	1.8	1.7	2.3	4.1	3.6	2.6	2.3
Real[1] ($)	1.9	2.4	2.0	1.7	2.3	2.1	1.4	1.8	2.2	1.9	1.7	2.3	4.1	3.6	2.6	2.3
Adjusted[2] ($	2.0	2.6	2.2	1.8	2.5	2.2	1.5	1.9	2.3	1.9	1.8	2.3	4.1	3.6	2.6	2.3

Source: Mortgage Bankers Association (MBA) for actual periods and a blended average of forecast by Fannie Mae (3/10/2021), Freddie Mac (3/30/2021) and MBA (3/19/2021).
1. Adjusted for historical inflation as reported by Bureau of Labor Statistics (2020 = 100).
2. Adjusted for population growth as reported by the U.S. Census Bureau (2020 = 100).

36

FINANCIAL PERFORMANCE Financial performance 1st Quarter 2021 • Solid growth in banking and subservicing has created more stable earnings • Focus on efficiency and expense management Revenue Composition and Earnings Metrics Percentage Percentage Revenue (millions) 3/31/2020 3/31/2021 of Revenue Increase Community Banking $ 119 $ 174 34% 46% Mortgage Servicing 49 62 12% 27% Subtotal 168 236 46% 40% Mortgage Origination 146 300 58% NM Other (1) (12) (23) -4% 92% Total $ 302 $ 513 100% 70% Diluted Earnings per Share(1) $ 0.80 $ 2.80 NM Return on Average Assets(1) 0.8% 2.0% Return on Average Tangible Common Equity (1) 11.5% 28.0% 1. Non-GAAP number for Q1 2020. Number shown excludes $25 million DOJ benefit. Please see reconciliations on page 44—45. 37

FINANCIAL PERFORMANCE Quarterly results 1st Quarter 2021 Quarterly revenue ($mm) Quarterly adjusted noninterest expense ($mm) (1) (2) (1) (2) (3) Non-Mortgage Revenue Mortgage Revenue Non-Mortgage NIE Mortgage NIE Mortgage expense 1.20% $629 1.14% 1.07% 1.07% $542 0.99% $521 $513 $314 $312 $293 $301 423 $232 363 294 300 149 148 $302 145 143 92 146 227 148 158 165 164 206 213 140 156 179 1Q20 2Q20 3Q20 4Q20 1Q21 1Q20 2Q20 3Q20 4Q20 1Q21 Quarterly noninterest expense ($mm) and efficiency ratio 77% (4) (5) Noninterest expense Efficiency ratio $314 $312 $293 $301 60% 61% $232 54% 48% 1Q20 2Q20 3Q20 4Q20 1Q21 1. Includes Servicing segment 2. Includes direct allocations. 38 3. As a percentage of that period’s close volume 4. Non-GAAP number for 1Q21. Number shown is adjusted for DOJ effect. Please see reconciliations on page 48 and 49. 5. Adjusted Efficiency Ratio for 1Q21. Number shown is adjusted for DOJ effect. Please see reconciliations on page 48 and 49.

CAPITAL AND LIQUIDITY Balance sheet composition 1st Quarter 2021 1Q21 average balance sheet (%) 1% Cash 7% Agency MBS 14% ~70% of assets are in Mortgage loans held-for-investment 43% lower risk-content Deposits excluding assets: cash, marketable custodial deposits securities, warehouse loans, loans held-for-sale 25% and freshly-originated, Loans held-for-sale high-FICO conforming mortgages underwritten by Flagstar 21% 24% Custodial deposits Efficiently funds loans Warehouse loans held-for-sale and warehouse loans Attractive relationship 13% lending with very low FHLB borrowings 21% 2% Other long-term debt delinquencies Commercial loans and Other LHFI (1) 1% MSR 10% Other liabilities Primarily low risk, stable assets (FHLB stock, BOLI, 10% 8% Equity premises & equipment, Other assets deferred tax asset, etc.) Assets Liabilities & Equity 1) Other LHFI includes home equity and other consumer loans. 39

CAPITAL AND LIQUIDITY Liquidity and funding 1st Quarter 2021 Adjusted HFI loan-to-deposit ratio(1) Commentary 86% 85% • Flagstar has invested significantly in building its Community Bank, which 75% provides attractive core deposit 70% funding for its balance sheet 66% • These retail deposits are supplemented by custodial deposits from the servicing business 1Q20 2Q20 3Q20 4Q20 1Q21 • Much of the remainder of Flagstar’s balance sheet is self- Liquidity ratio(2) funding given it is eligible collateral for FHLB advances Cash & investment securities FHLB borrowing capacity (which provides significant liquidity capacity) • Over $1.4 billion of additional borrowing capacity through the 18% 16% discount window 8% 11% 8% 7% 4Q20 1Q21 1. Adjusted HFI loan-to-deposit ratio is total average loans HFI (excluding warehouse loans) expressed as a percentage of total average deposits (excluding custodial deposits). Please see non-GAAP reconciliations on page 44—45. 2. Cash, investment securities and FHLB borrowing capacity expressed as a percentage of total assets. 40

CAPITAL AND LIQUIDITY Interest rate risk 1st Quarter 2021 • Flagstar’s net interest income remains asset sensitive and stable Earnings at Risk * All shocks are paralle
l and instantaneous 41

Earnings guidance(1) 1st Quarter 2021 2nd Quarter 2021 Outlook • Net interest income flat to down slightly Net interest income • Net interest margin should be relatively flat • Gain on sale revenue between $150 million and $170 million Noninterest income • All other noninterest income flat Noninterest expense • Noninterest expense of $285 million to $295 million for the second quarter of 2021 Provision for Credit • Expected to approximate net charge-offs, which are expected to be negligible 1) See cautionary statements on slide 2. 42

NON-GAAP RECONCILIATION
1st Quarter 2021

Non-GAAP reconciliation

$mm

Adjusted ROA, ROE and ROTCE

	3 Months ended March 31, 2021
Return on Average Assets	2.0%
Adjustment to remove DOJ	0.4%
Adjusted return on average assets	**2.3%**
Return on average tangible common equity	28.0%
Adjustment to remove DOJ	5.0%
Adjusted return on tangible commmon equity	**33.0%**

Tangible Book Value Per Share and Tangible Common Equity to Assets Ratio

	As of March 31, 2021	As of December 31, 2020
Total stockholders' equity	$ 2,358	$ 2,201
Goodwill and intangible assets	155	157
Tangible book value	$ 2,203	$ 2,044
Number of common shares outstanding	52,752,600	52,656,067
Tangible book value per share	**$ 41.77**	**$ 38.80**

Adjusted HFI Loan-to-Deposit Ratio

	As of March 31, 2021	As of December 31, 2020	As of September 30, 2020	As of June 30, 2020	As of March 31, 2020
Average LHFI	$ 14,915	$ 15,703	$ 14,839	$ 13,596	$ 11,823
Less: Average warehouse loans	6,395	6,948	5,697	3,785	2,310
Adjusted average LHFI	$ 8,520	$ 8,755	$ 9,142	$ 9,811	$ 9,513
Average deposits	$ 20,043	$ 21,068	$ 19,561	$ 17,715	$ 15,795
Less: Average custodial deposits	7,194	8,527	7,347	6,223	4,776
Adjusted average deposits	$ 12,849	$ 12,541	$ 12,214	$ 11,492	$ 11,019
HFI loan-to-deposit ratio	74.4%	74.5%	75.9%	76.7%	74.9%
Adjusted HFI loan-to-deposit ratio	**66.3%**	**69.8%**	**74.8%**	**85.4%**	**86.3%**

43 Flagstar Bancorp

NON-GAAP RECONCILIATION Non-GAAP reconciliation (continued) 1st Quarter 2021 $mm Adjusted Total Revenues and Noninterest Expense 3 Months ended 3 Months ended March 31, 2021 December 31, 2018 Net interest income $ 152 Adjustment to remove hedging gains (29) Adjusted net interest income $ 123 Noninterest expense $ 347 Adjustment to remove DOJ 35 Adjusted noninterest expense $ 312 Income before income taxes $ 194 Adjustment to remove DOJ 35 Adjusted income before income taxes $ 229 Provision for income taxes $ 45 Adjustment to remove DOJ (8) Adjusted provision for income taxes $ 53 Net Income $ 149 Adjustment to remove DOJ 27 Adjusted net income $ 176 Adjusted Net Interest Margin 3 Months ended 3 Months ended 3 Months ended 3 Months ended March 31, 2021 December 31, 2020 September 30, 2020 June 30, 2020 Net interest margin 2.82% 2.78% 2.78% 2.86% Adjustment to LGG loans available for repurchase 0.20% 0.20% 0.16% 0.02% Adjusted net interest margin 3.02% 2.98% 2.94% 2.88% Adjusted Diluted Earnings Per Share 3 Months ended March 31, 2021 Diluted earnings per share $ 2.80 Adjustment to remove DOJ benefit (net of tax) 0.51 Adjusted diluted earnings per share $ 3.31 44